Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607-7506

July 22, 2020

9 Meters Biopharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by 9 Meters Biopharma, Inc., a Delaware corporation (the “Registrant”), of up to an aggregate of $40 million of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-223669) (the “Registration Statement”), which was filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on March 15, 2018, and declared effective by the SEC on July 13, 2018, the base prospectus dated July 13, 2018 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on July 22, 2020 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through SunTrust Robinson Humphrey, Inc. as sales agent (the “Agent”), pursuant to that certain Sales Agreement, dated as of July 22, 2020, by and between the Company and the Agent (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP